Exhibit 99.1

Press Release

CHELSEA THERAPEUTICS TO SEEK ORPHAN DRUG STATUS AND BEGIN DEVELOPMENT OF DROXIDOPA FOR NEUROGENIC ORTHOSTATIC HYPOTENSION

Company Signs Letter of Intent to Acquire Intellectual Property for Controlled Release Formulation

Management to Host Conference Call to Discuss New Product and Update Investors on Clinical Development of Expanded Pipeline

Charlotte, NC, May 8, 2006 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) has initiated a development program and signed a letter of intent to acquire all intellectual property rights previously belonging to Synergia Pharma for L-Threo DOPS (L-DOPS or Droxidopa), a synthetic amino acid currently approved and marketed in Japan for the treatment of neurogenic orthostatic hypotension.

Chelsea intends to seek Orphan Drug Status for Droxidopa from the FDA and European Health Agencies for the treatment of neurogenic orthostatic hypotension. Orphan Drug Status, granted for rare diseases afflicting less than 200,000 patients per year in the United States and similar population in Europe, should provide Chelsea with considerable strategic advantages for accelerating the development of Droxidopa by reducing clinical development costs, facilitating global regulatory filings and providing 7 years of marketing exclusivity in the United States and 10 years in the European Union.

“Development of Droxidopa provides a unique opportunity to accelerate Chelsea’s drug development activities, expand our product pipeline and help finance the establishment of a sales and marketing infrastructure prior to commercialization of our lead compound, CH-1504,” commented Dr. Simon Pedder, Chelsea’s President and Chief Executive Officer. “Given the accumulated evidence of its clinical efficacy and safety, its potential for rapid development and the significant unmet need in its therapeutic indications, we believe Droxidopa represents an attractive commercialization opportunity in the global markets.”

Droxidopa initially received Japanese approval in 1989 for the treatment of frozen gait or dizziness associated with Parkinson’s Disease and for the treatment of orthostatic hypotension, syncope or dizziness associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include treatment of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients. Droxidopa currently generates annual revenue of approximately $50 million in Japan.

Chronic, symptomatic orthostatic hypotension is a neurogenic disorder resulting from a deficient release of norepinephrine, the neurotransmitter used by autonomic nerves to send signals to the blood vessels and the heart. This deficiency results in sudden, decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, blurred vision and syncope. Droxidopa, an orally active synthetic precursor of norepinephrine, increases the supply of norepinephrine available for delivery to its receptors to improve orthostatic blood pressure and alleviate symptoms of orthostatic hypotension.

An estimated 100,000 U.S. patients suffer from chronic, symptomatic orthostatic hypotension which is commonly associated with Parkinson’s Disease, Pure Autonomic Failure (PAF) and Multiple System Atrophy (MSA), which encompasses disorders previously known as striatonigral degeneration, olivoponto-cerebellar atrophy and the Shy-Drager syndrome.

Conference Call Tuesday, May 9 at 10:00 AM ET

Chelsea will provide an update on each of its clinical development programs, including Droxidopa, in a conference call tomorrow, May 9th at 10:00 A.M. Eastern Time. Those interested in hearing management’s discussion can access the call directly by dialing 1- 877-407-0782. International participants may access the call by dialing 201-689-8567. A replay will be available for one week following the call by dialing 1-877-660-6853 for domestic participants or 201-612-7415 for international participants and entering account number 286 and Conference ID number 201946 when prompted. Participants may also access both the live and archived web cast of the conference call through the investor relations section of Chelsea’s web site, www.chelseatherapeutics.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea develops technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Early clinical data suggests that Chelsea’s lead product candidate, CH-1504, may support a safe and effective treatment for rheumatoid arthritis and may have further applications for psoriasis, certain cancers and other immunological disorders. Chelsea Therapeutics is traded on the NASDAQ Capital Market under the ticker CHTP.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the risk that we will not be able to negotiate a definitive agreement with Synergia, intellectual property risks including specifically the allowance, value and enforceability of Synergia’s Droxidopa patents, risks and costs of drug development, our history of losses and need to raise more money, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

***

Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856